EXHIBIT 3

                              AMENDMENT TO BYLAWS
                            OF MAGMA COPPER COMPANY
                            (A DELAWARE CORPORATION)



     Pursuant to the authority granted in the Bylaws, as amended July 22, 1992, of Magma Copper Company, a Delaware corporation, the same are hereby amended as follows, having been duly approved by the affirmative vote of at least a majority of all directors of the corporation at a regular meeting of the Board of Directors held on July 13, 1995.

     Section 2, "Number, Qualification and Term of Office," of Article
III, "Board of Directors, of the Bylaws is hereby amended in its entirety as follows:

               SECTION 2. Number, Qualification and Term of Office. The number of directors which shall constitute the whole Board shall be not less than three nor more than twelve. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence is hereby set at 12, and thereafter shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Continuing Directors (as such term is defined in the restated certificate of incorporation). The Board of Directors shall be and is divided into three classes, Class I,
               Class II and Class III.   No one class shall have more
               than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then if such fraction is one-third, the extra director shall be a member of Class II, and if such fraction is two-thirds, one of the extra directors shall be a member of Class II, and one of the extra directors shall be a member of Class I, unless otherwise provided for from time to time by resolution of the Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the end of calendar year 1987; each initial director in Class II shall serve for a term ending on the date of the annual meeting next following the end of calendar year 1988; and each initial director in Class III shall serve for a term ending on the date of the annual meeting next following the end of calendar year 1989. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. Notwithstanding any provisions to the contrary contained herein, each director shall serve until a successor is elected and qualified or until his earlier death, resignation or removal. Directors need not be stockholders. Unless approved by unanimous vote of the Board of Directors, no person shall be qualified for nomination, election or appointment to the Board of Directors if such person will have attained the age of 70 prior to the completion of his term in office.

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                        CERTIFICATE OF SECRETARY




            I, Andrew A. Brodkey, do hereby certify that:

            1. I am the duly elected and acting secretary of Magma Copper Company, a Delaware corporation (the Corporation ).

            2. The foregoing Amendment to Bylaws of Magma Copper Company was duly adopted by the Board of Directors of the Corporation at a regular meeting held on July 13, 1995.

            3. The foregoing Amendment to Bylaws, and the Bylaws as amended to and including July 22, 1992 (previously filed as Exhibit 3.4 to the Corporation s 1992 Form 10-K), together constitute the Bylaws of the Corporation.

            IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the corporation this 13th day of November, 1995.



                           /s/Andrew A. Brodkey
                           --------------------------
                           Andrew A. Brodkey
                           Secretary



[Seal of
 Magma Copper Company]